UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2010

Expedia, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51447	20-2705720
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 108th Avenue NE, Bellevue, Washington	98004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 679-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 8, 2010, Expedia, Inc., a Delaware corporation (the “Company”), entered into a new unsecured $750 million, three-year revolving credit facility, among Expedia, Inc., a Washington corporation, Travelscape, LLC, a Nevada limited liability company, TripAdvisor LLC, a Delaware limited liability company, Hotwire, Inc., a Delaware corporation, (collectively, the “Subsidiary Borrowers”) and the Company; the lenders party thereto; Bank of America, N.A. and The Royal Bank of Scotland PLC, as Co-Syndication Agents; BNP Paribas and Barclays Bank PLC, as Co-Documentation Agents; JPMorgan Chase Bank, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent (such facility, the “Revolving Credit Facility”). The Revolving Credit Facility replaced our prior revolving credit facility, which we terminated on February 8, 2010. Our obligations under the Revolving Credit Facility are guaranteed by certain of our subsidiaries, and we guarantee the obligations of the Subsidiary Borrowers under the Revolving Credit Facility. The Revolving Credit Facility will be used for general corporate purposes. The interest rates under the Revolving Credit Facility vary based on our senior unsecured debt ratings. Based on our current ratings, drawn amounts bear interest at Libor plus 300 basis points or the alternate base rate (with a floor of Libor plus 100 basis points) plus 200 basis points, and undrawn amounts are subject to a commitment fee of 50 basis points. The Revolving Credit Facility includes restrictive covenants, which include, among other covenants, maintenance of leverage and interest expense coverage ratios. The maintenance of leverage and interest expense coverage ratios under the Revolving Credit Facility remain the same as the corresponding covenants under our prior revolving credit facility.

The foregoing description of the Revolving Credit Facility is not complete and is qualified in its entirety by reference to the actual Revolving Credit Facility, which is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On February 8, 2010, the Company terminated its unsecured $1 billion, five-year revolving credit facility, among the Company, Expedia, Inc., a Washington corporation (successor to Hotels.com, a Delaware corporation); Travelscape, LLC, a Nevada limited liability company (successor to Travelscape, Inc., a Nevada corporation); Hotwire, Inc., a Delaware corporation; the other borrowing subsidiaries from time to time party thereto; the lenders from time to time party thereto; Bank of America, N.A., as Syndication Agent; Wachovia Bank, N.A. and The Royal Bank of Scotland PLC, as Co-Documentation Agents; JPMorgan Chase Bank, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent, as amended (the “Former Credit Facility”). The Former Credit Facility was scheduled to expire on August 8, 2010. There were no penalties for early termination.

The description of the Former Credit Facility contained in Note 3 “Debt—Credit Facility” of the Notes to Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, is incorporated by reference into this report.

Item 2.02.	Results of Operations and Financial Condition

On February 11, 2010, the Company announced its financial results for the quarter and year ended December 31, 2009. The full text of this press release, appearing in Exhibit 99.2 hereto, is incorporated herein by reference.

Expedia makes reference to non-GAAP financial information in the press release. Information regarding these non-GAAP financial measures is contained in the press release.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see Item 1.01 above, which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

Company management intends to make presentations to various investors, analysts and others during February, March and April of 2010, using the slides containing Company information attached to this report as Exhibit 99.3.

Pursuant to General Instruction B.2. to Form 8-K, the information set forth in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 8.01.	Other Events

On February 11, 2010, the Company announced that its Executive Committee, acting on behalf of its Board of Directors, has declared a quarterly cash dividend of $0.07 per share of outstanding common stock payable on March 31, 2010, to stockholders of record as of the close of business on March 11, 2010.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Credit Agreement, dated as of February 8, 2010, among Expedia, Inc., a Delaware corporation, Expedia, Inc., a Washington corporation, Travelscape, LLC, a Nevada limited liability company, TripAdvisor LLC, a Delaware limited liability company, and Hotwire, Inc., a Delaware corporation, as Borrowers; the Lenders party thereto; Bank of America, N.A. and The Royal Bank of Scotland PLC, as Co-Syndication Agents; BNP Paribas and Barclays Bank PLC, as Co-Documentation Agents; JPMorgan Chase Bank, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent.

99.2	Press release of Expedia, Inc., dated February 11, 2010.

99.3	Expedia, Inc. Fourth Quarter 2009 Company Overview.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPEDIA, INC.

Date: February 11, 2010.	By:	/s/ MICHAEL B. ADLER
	Name:	Michael B. Adler
	Title:	Chief Financial Officer

EXHIBIT INDEX

99.1	Credit Agreement, dated as of February 8, 2010, among Expedia, Inc., a Delaware corporation, Expedia, Inc., a Washington corporation, Travelscape, LLC, a Nevada limited liability company, TripAdvisor LLC, a Delaware limited liability company, and Hotwire, Inc., a Delaware corporation, as Borrowers; the Lenders party thereto; Bank of America, N.A. and The Royal Bank of Scotland PLC, as Co-Syndication Agents; BNP Paribas and Barclays Bank PLC, as Co-Documentation Agents; JPMorgan Chase Bank, N.A., as Administrative Agent; and J.P. Morgan Europe Limited, as London Agent.

99.2	Press release of Expedia, Inc., dated February 11, 2010.

99.3	Expedia, Inc. Fourth Quarter 2009 Company Overview.